                                                                    EXHIBIT 10.6

                          MASTER AGREEMENT NO. MD01694



February 11, 1997


Mr. John Ballard
Home, Inc.
6836 Austin Center Blvd.
Austin, TX   78731

Dear Mr. Ballard:

This letter shall constitute the master agreement ("Master Agreement") between Fannie Mae and Home, Inc. (the "Lender") to enter into one or more transactions for the sale by the Lender and purchase by Fannie Mae of residential mortgage loans ("Mortgages"). The obligations of the Lender and Fannie Mae regarding each such transaction shall be governed by the terms and conditions contained herein (including Exhibit 1 and each of the Attachments attached hereto and incorporated herein by reference) and by the terms and conditions of the applicable Fannie Mae purchase program ("Program").

The Lender will sell to Fannie Mae, beginning on the Effective Date and ending on the Expiration Date (as those terms are defined in Exhibit 1), Mortgages with an aggregate outstanding principal balance equal to the Agreed Amount (as defined in Exhibit 1) under one or more of the following Programs:

(a) Fannie Mae's Mortgage-Backed Securities Program, under terms mutually acceptable to the Lender and Fannie Mae and which will be set forth herein and under the applicable MBS Pool Purchase Contract obtained through the Lender's Fannie Mae lead regional office, or

(b) Fannie Mae's Negotiated Transaction Program for cash purchase under terms mutually acceptable to Lender and Fannie Mae and which will be set forth herein and when applicable, under a special commitment obtained through the Lender's Fannie Mae lead regional office, or

(c) Fannie Mae's Standard Portfolio (cash) purchase commitment Program, under the then-current terms and conditions applying thereto.

If the Agreed Amount is not sold to Fannie Mae prior to the Expiration Date, the Lender shall pay Fannie Mae the Back-end Buyout Fee, as indicated in Exhibit 1. (The undelivered and uncommitted portion of the Agreed Amount shall be the difference between (a) the Agreed Amount (taking into account the minus 5.00% delivery tolerance, as specified in Exhibit 1), and (b) a sum equal to the aggregate outstanding principal balance of Mortgages (for each Mortgage, as of the time of sale of the Mortgage) that the Lender has sold to Fannie Mae under this Master Agreement, plus the principal balance of Mortgages that the Lender is still obligated to sell under any existing mandatory delivery contracts for sale and purchase between the Lender and Fannie Mae.) This fee will be drafted by Fannie Mae from the Lender's designated account immediately following the Expiration Date of this Master Agreement. However, should Fannie Mae decline to enforce payment of this fee, such action will not imply a waiver of its right to collect a similar fee at a subsequent time. Fannie Mae's right to receive such a fee is in addition to any rights and remedies of Fannie Mae provided by law or the applicable Program, and the receipt of such fee shall not affect or impair any such rights and remedies.

All Mortgages shall conform to the requirements of the Mortgage Selling and Servicing Contract between Fannie Mae and the Lender, the Fannie Mae Selling Guide ("Selling Guide"), and the Fannie Mae Servicing Guide ("Servicing Guide"), as applicable, as they may be amended from time to time, except as modified by the variances contained in this Master Agreement and in the applicable Contracts (defined below) entered into pursuant to this Master Agreement. (Any pool purchase contract, in the case of MBS transactions, and cash commitment contracts or voice recordings, in the case of cash transactions, are referred to herein as a "Contract.")

Each Contract entered into under this Master Agreement constitutes: (i) an agreement by the Lender to sell the Mortgages to, and service such Mortgages for, Fannie Mae and (ii) an agreement by Fannie Mae to purchase the Mortgages and, in the case of MBS transactions, to issue its Guaranteed Mortgage Pass-Through Securities (the "Securities") backed by such Mortgages to the Lender or its designee(s). By execution of this Master Agreement, the Lender and Fannie Mae agree to the terms and conditions set forth herein and in any Contract entered into simultaneously with this Master Agreement.

The Lender shall not disseminate or disclose in any manner any of the terms or conditions of, or the form of, this Master Agreement to any person or entity other than Lender's employees and agents who need to know the same in order to perform their duties for the Lender, and who are legally obligated not to further disseminate or disclose the same, unless the Lender is required by law to do so and has given Fannie Mae prior written notice of such requirement and of the information required to be disseminated or disclosed.

The Lender's right to sell, and Fannie Mae's obligation to purchase, Mortgages under this Master Agreement may be terminated by Fannie Mae prior to the Expiration Date of the Master Agreement if the Lender has breached the Mortgage Selling and Servicing Contract it has entered into with Fannie Mae, or any of the provisions of this Master Agreement, or any Contract entered into pursuant to this Master Agreement. If the Agreed Amount, as adjusted by the minus 5.00% delivery tolerance, is not sold to Fannie Mae prior to the Expiration Date of the Master Agreement, Lender shall be in breach of the provisions of the Master Agreement. The Lender's responsibilities and liabilities under this Master Agreement shall survive the expiration or earlier termination of the Lender's right to sell, and Fannie Mae's obligation to purchase Mortgages under this
Master Agreement.   This Master Agreement and any Contract entered into pursuant to this Master Agreement may only be amended by the mutual agreement of Fannie Mae and the Lender. Each amendment shall be in writing and shall consist of a transmittal letter from Fannie Mae to the Lender generally describing the amended provisions of the Master Agreement or the Contract, together with the newly revised pages of the Master Agreement or the Contract. The revised pages of the Master Agreement or the Contract should be added to the Master Agreement as described in the transmittal letter. The Lender shall acknowledge its acceptance of the amended terms and conditions by returning to Fannie Mae a duly executed copy of the transmittal letter.

The Lender may not assign this Master Agreement or any rights or obligations hereunder. The Lender may not assign any Contract entered into pursuant to this Master Agreement or any rights or obligations thereunder.

The Lender hereby confirms, by checking the appropriate section below, that:

  X   It is not a federally-insured institution or an affiliate or subsidiary of a federally-insured institution.

      It is a federally-insured institution or an affiliate or subsidiary of a federally-insured institution, and

                              Master No. MD01694

(a) the sale to, and (if applicable) servicing for, Fannie Mae of the Mortgages delivered to Fannie Mae pursuant to this Master Agreement has either been (i) specifically approved by the board of directors of the Lender and such approval is reflected in the minutes of the meetings of such board of directors, or (ii) approved by an officer of the Lender who was duly authorized by the board of directors to enter into such types of transactions and such authorization is reflected in the minutes of the board of directors' meetings; and

(b) this Master Agreement and any Contracts or amendments pursuant hereto, together with the applicable Fannie Mae Guides and the Mortgage Selling and Servicing Contract between the Lender and Fannie Mae, constitute the "written agreement" governing the Lender's sale to, and servicing for, Fannie Mae of the Mortgages delivered pursuant to this Master Agreement, and the Lender (or any successor thereto) shall continuously maintain all components of such "written agreement" as an official record.

The Lender must accept this Master Agreement by returning a duly-executed duplicate original to Fannie Mae within ten business days of the date of this Master Agreement. If the executed Master Agreement is not received by Fannie Mae within ten business days from the date hereof, Fannie Mae may at its option declare this Master Agreement null and void.


Sincerely,

FANNIE MAE


By:  /s/ Jerome Brister
     ----------------------------------
     Jerome Brister
     Regional Vice President


Agreed, acknowledged, and accepted this 12th day of February,  1997.

HOME, INC.


By:     /s/ John W. Ballard
        --------------------------------

Name:   John W. Ballard
        --------------------------------

Title:  President/CEO
        --------------------------------



                              Master No. MD01694

                                   EXHIBIT 1



Master Agreement Number:            MD01694


Effective Date:                     FEBRUARY 1, 1997


Expiration Date:                    JANUARY 30, 1998


Parties to Agreement:               HOME, INC. AND FANNIE MAE


Lender Number:                      23772-000-8


Agreed Amount:                      $-0- PLUS OR MINUS 5.00% (MANDATORY)
                                    $15,000,000.00 (OPTIONAL)


Back-end Buyout Fee:                The greater of $1,000.00 OR 12.50 BASIS
                                    POINTS (.1250%) multiplied by the
                                    undelivered and uncommitted portion of the Mandatory Agreed Amount.


                              Master No. MD01694

                                 HOUSING IMPACT

These Housing Impact Terms and Conditions are attached to and made a part of the Master Agreement referenced above (the "Agreement"). The terms and conditions for mortgages originated pursuant to Fannie Mae's Enhanced FannieNeighbors(R) model or the Community Home Buyer's Program model have been incorporated into the Selling Guide. The Lender and Fannie Mae agree that, except as provided below, all other requirements of the Fannie Mae Selling and Servicing Guides shall be followed. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Housing Impact Programs

Under this Master Agreement, Lender may deliver Mortgages originated pursuant to the programs described on the Attachments listed on the attached Housing Impact Program Schedule.

Special Feature Codes

On the "Schedule of Mortgages" for MBS deliveries or the Loan Schedule for cash deliveries, in the box labeled "Special Features" enter the codes designated in the applicable addendum attached to the Housing Impact Program Schedule or in the Selling Guide.

Eligible Products

Please refer to the terms of the applicable attachments to the Housing Impact Program Schedule or in the Selling Guide to determine product eligibility.


                              Master No. MD01694
                                    HI - 1
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                        HOUSING IMPACT PROGRAM SCHEDULE

Note: If the Expiration Date of this Master Agreement extends beyond the stated expiration date for any program listed below, then Lender must request verification from Fannie Mae that such program has been extended past the stated expiration date in order to deliver Mortgages under such program for the remainder of the Master Agreement Term

ATTACHMENT     DESCRIPTION/TITLE

Attachment "A"      FHA Title 1 Home Improvement Loan program


                              Master No. MD01694

                                 ATTACHMENT "A"


                   FHA TITLE 1 HOME IMPROVEMENT LOAN PROGRAM

                               PROGRAM VARIANCES

Loans may be originated pursuant to the FHA Title 1 Home Improvement Loan Program as described in the Selling Guide, with the following variance(s) ("Title I Loans"):

1.   Title 1 Loans may be secured by manufactured housing, provided that:

     a. such manufactured housing must comply with all requirements of the Selling Guide applicable to manufactured housing, including without limitation the requirements contained in Part V, Section 225 of the Selling Guide, except as follows: single-width manufactured housing units may not be located in a Fannie Mae-approved project;

     b. all such Loans must have been originated pursuant to the "Texas Home Improvement Loan Program;" and

     c.   all such Loans must be sold to Fannie Mae for cash.

2.   The original term of such Loans may be 5, 7, 10, 15 or 20 years.

3.   Pricing Characteristics:

     a) Lender should call Lender's regional Fannie Mae customer account representative to obtain the required net yield for Title I Loans delivered pursuant to this Agreement. The yield will be determined by taking the required net yield associated with the lowest pass-through rate indicated by Fannie Mae for Title I discount/premium pricing on the day the mandatory commitment for the delivery of the Title I Loans is obtained. The purchase price will be calculated using this yield and a prepayment assumption equal to the original term of the Title I Loan. All Title I Loans will have a pass-through rate of 4.00% and a term of 5, 7, 10, 15 or 20 years.

     b)   Minimum servicing fee for the Title I Loans is .50%.

     c) Maximum interest rate charged by the Lender for the Title I Loans shall not exceed 500 basis points above the Fannie Mae posted yield (for par pricing) for the desired delivery period; or the pass-through rate (for premium discount pricing) at which the Loans will be delivered to Fannie Mae.

4. Lender must enter the following on Form 1068: Special Feature Codes "089" (Rehab. Loan); "001" for all Title I Loans; "235" (manufactured housing Title I Loans) and "211" for dealer and correspondent Title I Loans; and X-Code 104 (Rehab Title I).


                              Master No. MD01694
                                FHA Title 1 - 1